Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on (i) Form S-3 (Nos.333-25995, 333-62155, 333-33726, 333-54616, 333-60912-01, 333-55866-01, 333-91316-01, 333-102961, 333-102962-01, 333-122424 and 333-124471) and (ii) Form S-8 (No. 333-56343 and 333-122168) of Kinder Morgan Energy Partners, L.P. of our report dated May 31, 2006 relating to the consolidated balance sheet of Kinder Morgan G.P., Inc., which appears in the Current Report on Form 8-K of Kinder Morgan Energy Partners, L.P. dated June 1, 2006.

PricewaterhouseCoopers LLP

Houston, Texas

June 1, 2006